Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-3 (Nos. 333-163157 and 333-125987), on Form S-3/A (No. 333-155761) and on Form S-3D (No. 333-161664) of Winthrop Realty Trust and subsidiaries of our report dated March 7, 2012, with respect to the consolidated balance sheet of the Concord Debt Holdings LLC and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Winthrop Realty Trust and subsidiaries.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2012